(3)










          , 199_


Dear (name):

I am pleased to advise you that the Compensation Committee (the "Committee") of the Board of Directors of CUC International Inc. (the "Corporation") on ___________, ____ authorized the granting to you of a non-statutory option to purchase ________ shares of common stock, $.01 par value, of the Corporation (the "Common Stock") at a price of $_____ per share (the "Exercise Price"), which the Committee believes to be the fair market value on that date. Your option has been granted under the Company's 1997 Stock Option Plan (the "Plan").

Terms not defined herein shall have the meaning set forth in the Plan.

Your option may be exercised under the following terms:

(a) This option shall not be transferable except: by will or the laws of descent and distribution; pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employee Retirement Security Act or the rules thereunder; or as a gift to your family members, trusts for the benefit of your family members or charities or other not-for-profit organizations.

(b) Subject to the provisions of paragraphs (e), (f) and (g) hereof, this option may be exercisable by you as follows:

     You may purchase ____________ of the Common Stock for which options are herein granted on or after February 1, ____ and an additional _____________ on or after each successive
     February 1.

     Your right to exercise this option shall be cumulative.  The
     Board of Directors of the Corporation may at any time accelerate the vesting of this option. This option shall expire on the tenth anniversary of the date of grant.

(c) If required by the Corporation, prior to the delivery to you of a certificate or certificates representing the shares of Common Stock purchased by you upon the exercise of this option, you shall have deposited with the Corporation a non-disposition letter (restricting disposition by you of the shares of Common Stock) in form satisfactory to counsel for the Corporation.
(d) In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, stock repurchase, exchange of shares, warrants or rights offering to purchase stock at a price substantially below fair market value or other similar corporate event affecting the Common Stock, the number and kind of shares subject to this option and the Exercise Price shall be equitably adjusted (including by payment of cash to you) in the discretion of the Committee in order to preserve the benefits or potential benefits intended to be made available to you under this option. The determination of the Committee as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Committee, such adjustments shall be subject to the same vesting schedule and restrictions to which this option is subject. No fractional shares of Common Stock shall be reserved or authorized or made subject to this option by any such adjustment.

(e) Notwithstanding anything herein to the contrary, if you die while in the employ of the Corporation or any of its subsidiaries or if you die within a period of three (3) months after your employment has terminated or if your employment is terminated by reason of total and permanent disability (as defined in Section 22(e)(3) of the Code), this option shall become immediately exercisable in full and, in the case of your death, your estate shall have the right to exercise your rights hereunder.

(f) Notwithstanding anything herein to the contrary, in the event your employment or relationship with the Corporation or any of its subsidiaries is terminated for any reason other than death or total and permanent disability (as defined in Section 22(e)(3) of the Code,) you shall be entitled to exercise your options hereunder, to the extent exercisable on the date of termination, for a period of four
     (4) months from such termination, but in no event after the expiration of the term of the option.

(g)  You may pay for shares purchased pursuant hereto as follows:

     (i) You may pay the Exercise Price per share in cash or check at the time of exercise;

     (ii) You may pay the Exercise Price by remitting to the Corporation in cash or by check an amount equal to or greater than the product of (a) the par value of the Corporation's Common Stock and (b) the number of shares of Common Stock acquired pursuant to the exercise of this option (such amount is hereinafter referred to as the "Minimum Payment") and by executing a promissory note for the balance equal to (A) the product of (i) the Exercise Price and (ii) the number of shares of Common Stock acquired pursuant to the exercise of this option less (B) the Minimum Payment (such balance is hereinafter referred to as the "Principal Amount"). Pursuant to the terms of the promissory note, interest will be charged per year at the lowest interest rate in effect at the time of exercise, which will prevent any imputation of income under Sections 483 or 7872 of the Code. Five years from the date of exercise, the Principal Amount plus interest compounded annually will be due. In the discretion of the Corporation's Board of Directors, the Corporation may demand repayment of the Principal Amount plus accrued interest upon a termination of your employment with the Corporation or any of its subsidiaries. With notice of your exercise of your option, you must give notice of your election to use the loan arrangement described above. In the discretion of the Corporation's Board of Directors, you may be required to execute a pledge agreement. The Corporation will retain possession of certificates representing shares of Common Stock acquired pursuant to the exercise of this option until the loan is repaid in full;

       (iii) Provided that at the time of exercise, Common Stock is publicly traded and quoted regularly in the Wall Street Journal, you may pay for the shares of Common Stock purchased pursuant hereto by delivery of already-owned shares of Common Stock owned by you free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued
          (a) if listed on a national securities exchange, at the average closing price for the ten (10) trading days immediately preceding the date of exercise, or (b) otherwise at the average of the closing bid and ask quotations published in the Wall Street Journal for the ten (10) trading days immediately preceding the date of exercise (as so valued, the "Fair Market Value");

        (iv) If approved by the Committee, you may request that the Corporation withhold from the number of shares of Common Stock which you would otherwise acquire upon exercise of your option and payment of the Exercise Price therefor, that number of shares of Common Stock which have an aggregate Fair Market Value equal to the aggregate Exercise Price of all or any portion of the options which you are then exercising; or

         (v) You may pay with any other legal consideration that may be acceptable to the Committee in its sole discretion at the time of exercise.

When you wish to exercise your stock option in whole or in part, please refer to the provisions of this letter and correspond in writing with the Secretary of the Corporation. This is not an incentive stock option under Section 422A of the Code.

Very truly yours,


E. Kirk Shelton
President and Chief Operating Officer

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